PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                             SUB-ADVISORY AGREEMENT
                             LARGECAP GROWTH SERIES


AGREEMENT executed as of the 1st day of April, 1999, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Manager") and JANUS CAPITAL CORPORATION, a Colorado corporation (hereinafter called "the Sub-Advisor").

                              W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Variable Contracts Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

     (a)  Management Agreement (the "Management Agreement") with the Fund;

     (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

     (c)  The Fund's Articles of Incorporation and By-laws;

     (d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

     1.  Appointment of Sub-Advisor

         In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
         Section 2 below for investment and reinvestment of the securities and other assets of the LargeCap Growth Series of the Fund (hereinafter called "the Series"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2.  Obligations of and Services to be Provided by the Sub-Advisor

         (a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

         (b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the Series consistent with the Series' investment objective and policies.

         (c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Certificate of Incorporation and Bylaws as provided by the Manager and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

         (d) Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

         (e) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

         (f) Provide assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

         (g) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
               (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series.

         (h) Select brokers and dealers to effect all transactions for the Series, place all necessary orders with brokers, dealers or issuers (including affiliated broker-dealers), and negotiate brokerage commissions if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker(s) to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

         (i) Maintain all accounts, books and records with respect to the Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisors Act") and the rules thereunder.

         (j) Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisors Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any amendment to the Sub-Advisor's Code of Ethics.

         (k) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Series.

         (l) Provide such non-proprietary information as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws, and any rule or regulation thereunder, provided that the Sub-Advisor shall not be responsible for portfolio accounting, nor shall it be required to generate information derived from portfolio accounting data.

         (m) Perform quarterly and annual tax compliance tests to ensure that the Series is in compliance with Subchapter M of the Code and
               Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 9(d) of this Agreement. The Sub-Advisor shall notify the Manager immediately upon having a reasonable basis for believing that the Series has ceased to be in compliance or that it might not be in compliance in the future. If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Series back into compliance within the time permitted under the Code.

         (n) Be responsible for the preparation and filing of Schedule 13G and Form 13F with the respect to investments of the Series. The Sub-Advisor shall not be responsible for the preparation or filing of any reports required by the Series by any governmental or regulatory agency, except as expressly agreed to in writing. Subject to approval by the Manager of the proxy voting guidelines of the Sub-Advisor, the Sub-Advisor shall vote proxies received in connection with securities held by the Series.

         (o) Oversee the maintenance of all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Advisor on behalf of the Series. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Advisor hereby agrees that all records which it maintains for the Series are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.

     3.  Compensation and Expenses

         As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

         The  Manager  and  the  Fund  shall  assume  and pay  their  respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Advisor pursuant to this
         Agreement. The Sub-Advisor shall pay its own organizational, operational and business expenses and shall not be obligated to pay any expenses of the Manager or the Fund, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Series; and (c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability with respect to the management fee arising out a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of the Manager.

     4.  Liability of Sub-Advisor

         Neither the Sub-Advisor nor any of its managing directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement and/or any insurance laws and rules, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers or employees.

     5.  Indemnification

         Manager shall hold harmless and indemnify Sub-Advisor for any loss, liability, cost, damage, or expense (including reasonable attorneys' fees and costs) relating to the Fund arising from any claim or demand by any past or present shareholder of the Fund that is not based upon the services provided by the Sub-Advisor pursuant to this Agreement. Manager acknowledges and agrees that Sub-Advisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Sub-Advisor, whether public or private.

         Manager and the Sub-Advisor each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys' fees) arising out of any act on the part of the indemnifying party which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

     6.  Supplemental Arrangements

         The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and the Board of Directors of the Fund.

     7.  Regulation

         The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8.  Duration and Termination of This Agreement

         This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

         If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action, provided that the Manager takes reasonably prompt action to obtain such approvals and, provided further, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

         This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 7, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     9.  Amendment of this Agreement

         No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. Representations and Warranties

         The Manager represents and warrants the following:

         (i) The Manager has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Iowa.
         (ii) The Manager has all requisite corporate power and authority under the laws of Iowa and federal securities laws to execute, deliver and to perform this Agreement.
         (iii) All necessary corporate proceedings of the Manager have been duly taken to authorize the execution, deliver and performance of this Agreement by the Manager.
         (iv) The Manager is a registered investment advisor under the Investment Advisers Act of 1940 and is compliance with all other required registrations.
         (v) The Manager has complied in all material respects with all registrations required by, and will comply in all material respects with all applicable rules and regulations of, the Securities and Exchange Commission.
         (vi) The Manager has authority under the Management Agreement to execute, deliver and perform this Agreement. (vii) The Manager has received a copy of Part II of the Sub-Advisor's Form ADV.

         The Sub-Advisor represents and warrants the following:

         (i) The Sub-Advisor has been duly incorporated and is validly existing in good standing as a corporation under the laws of the state of Colorado.
         (ii) The Sub-Advisor has all requisite corporate power and authority under the laws of Colorado and federal securities laws to execute, deliver and to perform this Agreement.
         (iii) All necessary corporate proceedings of the Sub-Advisor have been duly taken to authorize the execution, delivery and performance of this Agreement by the Sub-Advisor.
         (iv) The Sub-Advisor is a registered investment advisor under the Investment Advisers Act of 1940 and is in compliance with all other required registrations.
         (v) The Sub-Advisor has complied in all material respects with all registrations required by, and will comply in all material respects with all applicable rules and regulations of, the Securities and Exchange Commission.
         (vi) The Sub-Advisor has authority to execute, deliver and perform this Agreement.

     11. Confidentiality and Proprietary Rights

         The Manager will not, directly or indirectly, and will not permit it affiliates, employees, officers, directors, agents, contractors or the Fund or the Series to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of the Sub-Advisor, except as necessary for the performance of its duties under this Agreement or the Management Agreement, or as required by law upon, to the extent practicable, prior written notice to the Sub-Advisor. The Sub-Advisor is the sole owner of the name and mark "Janus". The Manager shall not, and shall not permit the Fund or the Series to, without prior written consent of the Sub-Advisor, use the name or mark "Janus" or make representations regarding the sub-advisor or its affiliates. Upon termination of this Agreement for any reason, the Manager shall immediately cease, and the Manager shall cause the Fund or Series to immediately cease, all use of the Janus name or any Janus mark.

     12. Non-Exclusivity

         The Sub-Advisor, its affiliates, or any of their directors, officers, employees or agents may buy, sell, or trade any securities or other investment instruments for their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely effect or otherwise impair the performance by the Sub-Advisor of its responsibilities under this Agreement. The Sub-Advisor and its affiliates may act as investment manager to or provide other services with respect to various investment companies and other managed accounts, which advice or services, including the nature of such services, may differ from or be identical to advice given or action taken with respect to the Series. In the event of such activities, the transactions and associated costs will be allocated among such clients (including the Series) in a manner that the Sub-Advisor believes to be equitable to the accounts involved and consistent with such account's objectives, policies and limitations.

     13. General Provisions

         (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 100 Fillmore, Suite 300, Denver, Colorado 80206-4923.

         (c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

              (1) the  Sub-Advisor  fails  to be  registered  as  an  investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

              (2) the Sub-Advisor is served or otherwise  receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Series.

         (d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, any applicable investment restrictions imposed by state insurance laws and regulations, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder. Throughout the term of this Agreement, the Manager shall continue to provide current Prospectuses and Statements of Additional Information for the Fund, procedures and other relevant information and documents to the Sub-Advisor, including any amendments, updates or supplements to such information or documents, before or at the time of the amendments, updates or supplements become effective. The Manager shall cooperate with the Sub-Advisor in setting up and maintaining brokerage accounts and other accounts the Sub-Advisor deems advisable to allow for the purchase or sale of various securities pursuant to this Agreement.

         (e) Assets of the Series shall be maintained in the custody of the Series' custodian which shall be identified to the Sub-Advisor. Assets added to the portfolio of the Series shall be delivered directly to such custodian. The Sub-Advisor shall have no liability for the acts or omissions of any custodian of the Series' assets. The Sub-Advisor shall have no responsibility for the segregation requirements of the 1940 Act or other applicable law.

         (f) This Agreement contains the entire understanding and agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                             PRINCIPAL MANAGEMENT CORPORATION

                                        /s/ A. S. Filean
                             By ____________________________________________
                                A.S. Filean, Vice President


                             JANUS CAPITAL CORPORATION

                                        /s/ Bonnie Howe
                             By ____________________________________________
                                   Bonnie M. Howe
                                   Assistant Vice President


                                   APPENDIX A


     The Sub-Advisor shall serve as investment sub-advisor for the LargeCap Growth Series of the Fund. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):

              First $100,000,000 of Assets..........................  0.55%
              Next $400,000,000 of Assets...........................  0.50%
              Assets above $500,000,000.............................  0.45%

     The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series as determined in accordance with the Series' prospectus and statement of additional information as of the close of business on the previous business day on which the Series was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.